Exhibit 10.10

Sales and Licensing Agreement

For Online Game Software

Between

Shanghai Zhengtu Information Technology Co., Ltd

And

Shanghai Zhengtu Network Technology Co., Ltd

Stamp Duty Payment Certificate

Shanghai, China

Online Game Software Sales and Licensing Agreement

This Online Game Software Sales and License Agreement (the “Agreement”) is entered into on September 6, 2006 in Shanghai, the People’s Republic of China (“PRC”) by and between the following two parties:

Party A: Shanghai Zhengtu Information Technology Co., Ltd

Address: Room 501, 9858 Humin Road, Shanghai

Party B: Shanghai Zhengtu Network Technology Co., Ltd

Address: Room 520, Building B, 135 Kangjian Road, Shanghai

Whereas,

(1)	Party A is in the business of developing and selling computer games (including online games for multi-players);

(2)	Party B is in the business of operating and selling online games;

(3)	Party A agrees to sell to Party B online game software and grant to Party B (1) a license to distribute and sell in China online games listed in Attachment A hereof, and (2) the right to provide services in connection with the operation and management of the server for the games, and to collect fees from customers.

Now, therefore, the Parties reach the following agreement:

1.	Definitions

Unless otherwise defined in the context, the following terms in this Agreement shall have the meanings assigned to them as follows:

1.1	A “Business Day” is any day except Saturdays, Sundays and statutory holidays of the People’s Republic of China.

1.2	“Software at User’s Terminal” means software sold, provided or distributed to users and therefore will be installed in user’s personal computers.

1.3	“Software at Server” means any software of the system and all database (including contents and records thereof) in the server, which is connected to the Internet.

1.4	“Game Software” means the online games listed in Attachment A hereof, and when mentioned in this Agreement, the patches thereto (upgraded functions and maps) as well. Such games, once the Software at User’s Terminal is installed, may be connected to the Internet’s Software at Server and played by one or more users.

1.5	“Designated Area”, for the purpose of this Agreement, refers to all parts of the People’s Republic of China except the Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan.

1.6	“Intellectual Property” means any and all of the following things, no matter whether tangible or intangible, whether in existence at present or in the future, or whether having a name designated, a term or known, (a) rights: all rights in connection with creative works and authorship in the whole world, including but not limited to copyrights (including but not limited to the exclusive rights to prepare derivative works thereof, and the right to copy, produce, reproduce, modify, display such works and there derivatives, and to distribute copies thereof), and moral rights, which include but are not limited to all rights under the right of authorship and the right to modify the relevant works; (b) the right to protection of trade secrets and confidential information, and other related rights, (c) patents, designs, and operation rules, and other trade rights and related rights; (d) other IP rights and trade rights of every and all kinds in the whole world, no matter how they are designated, rights related to any of intangible rights similar to any of the above, including without limiting trade logo, leasehold, and proceeds of leasehold, no matter whether based on law, contract, license or otherwise, (e) right of registration, application, restatement, expansion, extension, partition or redistribution (including without limiting any of the above), and (f) exclusive property ownership right to all the above rights and related rights, including without limitation the rights under subordinate agreements, appointments, guaranties, mortgages, sales, removals, transfers, authorizations, assignments, partitions and licenses, and the right to divide or use (or not to use) such property in any way, including without limitation pre-conditions and statements related thereto, and other rights related thereto.

2.	Distribution License

2.1	Party A grants Party B the exclusive right to distribute and sell Game Software and other related products in the Designated Area.

2.2	Subject to the provisions of this Agreement, Party B shall distribute and sell Game Software and other related products in the Designated Area, and shall use its best efforts to protect the rights of Party A in the Designated Area. Party B shall place in a conspicuous place any notice or other marks Party A will place on or attach to the games, and shall not hide or delete such notice or marks, including without limitation patent descriptions or notices, and the copyrights to trademarks or designs related to the Games owned by Party A or third parties.

2.3	Pursuant to this Agreement, Party B shall not sell or sublicense the Game Software outside the Designated Area, nor shall Party B export the Game Software from the Designated Area, or assist or become an exporter in such exportation.

2.4	If Party A desires to launch new online games in China, Party A shall give Party B priority in negotiating and executing exclusive agreements for such new games, as long as Party B’s terms and conditions are the same as those offered by other companies interested in such new game software.

2.5	Unless with Party A’s prior written approval, Party B shall not procure from any third party any license for similar game software.

3.	Delivery

Party A shall deliver to Party B the Game Software and related materials within 30 business days after the execution of this Agreement, including but not limited to the main text of the games, the pictures, technical handbooks, and other materials and tools necessary for the sale of the Game Software and related services in the Designated Area.

4.	Ownership Rights and IP Rights

4.1	Party A hereby represents and warrants that it has complete copyrights to the Game, Software at User’s Terminal and Software at Server as well as the right to license them to Party B. These rights are all its rights as owner of the software, and do not infringe on the rights of others.

4.2	Party A agrees that all intellectual property rights in existence at present or in the future in all data and data documents (including but not limited to user data, records and data saved in the games’ database, interfacing records, payment records, chat records and other related data generated by the server in the Designated Area) shall belong to Party B, and Party B shall have the exclusive right to protection thereof. Party B’s ownership rights to such data and data documents is subject to the following restrictions: (i) All such data shall be returned to Party A free of charge in the event that this Agreement is terminated as a result of Party B’s breach hereof, or (ii) all such data shall be returned to Party A after Party A pays reasonable compensation (the amount of such compensation shall be agreed upon by the Parties after negotiation), in the event that this Agreement is terminated by mutual agreement or as a result of Party A’s breach.

4.3	Party B agrees that all intellectual property rights in existence at present or in the future in the original and/or localized form of the games, and all related parts, the game engine, Software at Customer’s Terminal, Software at Server, contents of related files, shall belong to Party A and Party A shall have the exclusive right to protection thereof.

4.4

Party B agrees that it shall never attempt to register the Game Software, or make any claim or assertion that may harm the validity of IP rights owned or licensed by Party A. At Party A’s reasonable request, Party B shall use relevant files to record Party A’s right of ownership to the original and/or localized form of the game and all related parts, the game engine, Software at Customer’s Terminal, Software at Server, contents of related files, and related image of the company. Subject to the express restrictions on the various rights, all IP rights to the original and/or localized form of the games and all related parts, the game engine, Software at Customer’s Terminal, Software at Server, contents of related files, shall be entrusted to the care of Party A, and Party B shall have no right whatsoever in them.

4.5	Party B shall use its best efforts to protect the technology owned and licensed by Party A hereunder, including developing the implementing system for this purpose, ensuring that unauthorized persons shall have no access to the game engine, Software at Server, contents of related confidential files. Persons who have access to such game engine, Software at Server, contents of related confidential files shall not disclose or reproduce them without proper authorization.

4.6	To avoid any doubt, all IP rights and other rights to the Game shall belong to Party A, including any upgraded and/or modified versions and all related IP rights thereof. However, all data and data documents (including but not limited to user data, records and data saved in the games’ database, interfacing records, payment records, chat records and other related data generated by the server in the Designated Area) and files related thereto shall belong to Party B. Unless expressly described herein, neither Party A or Party B has any right in the IP rights of the other. Party B shall not use the Software (including its upgraded, modified, localized or translated versions) in any way outside the Designated Area. Party A shall have the right to use, sell and/or license similar software (including its upgraded, modified, localized or translated versions) (i) in any place after performance hereunder is completed, and (ii) in any other country other than the Designated Area during the term of this Agreement, unless such upgraded, modified, localized or translated versions are created at Party B’s cost.

4.7	Party B agrees to report to Party A any illegal reproduction of Party A’s games, or any illegal use or misuse of Party A’s IP rights in such games, including the original and/or localized form of the game for the Designated Area and all related parts thereof, the game engine, Software at Customer’s Terminal, Software at Server, and contents of related files. Party B agrees to assist Party A in enforcing or protecting its rights, and confirms that Party A shall have the right to seek legal recourse against any unlawful reproduction. Assistance offered by Party B shall be at Party A’s expense, unless the unlawful act is related to Party B’s breach hereof or is completed with Party B’s implied consent.

5	License Fee

Party B shall pay to Party A the software license fee in accordance with the following:

5.1	Party B shall make an initial payment of RMB30,000,000 in two installments. RMB10,000,000 shall be paid by December 31, 2007 and the remaining RMB20,000,000 shall be paid by March 31, 2006.

5.2	Party B shall pay the monthly software license fee, the amount of which shall be no less than 40% of its proceeds from such Game Software as recorded in the books. Both the initial and the monthly fees shall be paid in RMB.

5.3

Within the first ten days of each month, Party B shall provide to Party A a report about the sales revenue of the Game Software of the previous month. Party B shall pay the license fee for the previous month before the 30th day of each month, after Party A confirms its report on the sales revenues. Party A shall provide to Party B an appropriate receipt within 15 days after such payment.

5.4	Party B shall keep the accounting records and vouchers relating to the sales of the Game Software for at least three years, and Party A shall have the right to audit the sales proceeds of the Game Software as long as such audit does not interfere with the normal business operations of Party B.

5.5	If Party B fails to pay to Party A the initial or monthly license fee in accordance with this Agreement, Party A shall have the right to serve on Party B a notice of payment. After Party B receives such notice, a penalty shall accrue at the daily rate of 0.02%. If Party B defaults on the payment for more than 30 business days, Party A shall have the right to enforce the Equity Pledge Agreement entered into between Party A and Party B on September 7, 2006, to the extent permitted by relevant laws.

6.	Technical Maintenance and Support Services

6.1	Party B wishes to engage Party A for technical maintenance and support services for the Game Software and other online games operated by Party B and for the websites operated by Party B, and Party A agrees to provide such services to Party B. The specific technical services shall be set forth in a separate agreement between the Parties.

6.2	Without Party A’s prior written approval, Party B shall not modify on its own or authorize a third party to modify the Game Software, including adding any software patches. Otherwise, Party A may immediately terminate the license hereunder. Party A shall have no liability whatsoever if Party B breaches this provision and as a result a part of the Game Software infringes upon the IP rights of any third party, or the data and software of Party B or any such third party are damaged or lost.

6.3	If Party B needs to modify, upgrade or further develop the Game Software, it shall authorize Party A to complete the work at Party B’s cost. The Parties shall enter into a separate agreement with regard to such authorization.

6.4	Party B shall permit Party A to monitor in real time the information in the server by accessing the server for the Game Software through the Internet.

7.	Modification and Termination

Unless both Parties agree in writing, neither party shall modify or terminate this Agreement unilaterally.

8.	Result of Termination

Unless otherwise agreed upon by the Parties, after termination of this Agreement in any event,

8.1	all of Party B’s rights related to the Game shall automatically terminate, and Party B shall immediately stop using the original and/or localized form of the games, the game engine, Software at Customer’s Terminal, Software at Server, tools and source codes, destroy or returned (at Party A’s discretion) all materials provided by Party A, and provide a written confirmation of destruction or return signed by Party B’s authorized representative;

8.2	no termination shall affect the rights that have been acquired, and Party B shall continue to pay the license fee already accrued.

9.	Fault

9.1	Any of the following shall be deemed a fault: (i) A Party hereto materially breaches its contract with a third party and thus causes material damage to such third party, and the situation remains unchanged for 60 days; (ii) A Party will go bankrupt.

9.2	In the occurrence of a fault defined above, the Party without fault may terminate this Agreement by written notice to the Party at fault. This remedy is in addition to other remedies under this Agreement and is not the only remedy available to the Party without fault.

10.	Confidentiality

10.1	The Parties agree that, without a prior written notice to the other, they will not use for their own benefit or disclose to any third party any provisions of this Agreement or any extension, expansion or termination of this Agreement, or any confidential information of the other Party. For the purpose of this Agreement, Confidential Information means all information relating to the business of Party A or Party B, including but not limited to unreleased information regarding the Game, related technology and specific application, arrangements with any individual or entity, source of producing, and financial information of Party A or Party B.

10.2	After termination of this Agreement for whatever reason, each of the Parties shall return to the other all Confidential Information, including but not limited to handbooks, correspondence, notebooks, reports, advertising language, promoting materials, and other materials relating to the other Party and owned, controlled or kept by the other Party (including copies thereof). This provision shall survive the termination of this Agreement.

11.	Protection

11.1	Under the following circumstances, Party B shall protect Party A and its agents, employees, directors, workers and shareholders against any harm inflicted by third parties:

(i)	Party B breaches this Agreement;

(ii)	Party B’s agent or employee acts in bad faith.

11.2	Under the following circumstances, Party A shall protect Party B and its agents, employees, directors, workers and shareholders against any harm inflicted by third parties:

(i)	Party A breaches this Agreement;

(ii)	Party A’s agent or employee acts in bad faith.

11.3	The procedures for protection are as follows:

(i)	The Party seeking protection serves notice on the other for protection;

(ii)	The other Party provides such protection after receiving the notice;

(iii)	The Party seeking protection initiates a legal proceeding for protection, and the other Party provides the protection requested after such legal proceeding is over.

12.	Liability Exemption

Neither Party shall be excused from liability for the other Party’s loss resulting from its negligence or breach.

13.	Cost

Unless otherwise stated herein, each Party hereto agrees to assume the costs it incurs in connection with its obligations and duties hereunder in accordance with this Agreement.

14.	Relationship between the Parties

Party A and Party B are independent entities at any and all times, and this Agreement shall not be deemed to have built between them an agency or other relationship.

15.	No Transfer

Without the written consent of the other Party, neither Party shall transfer its rights and obligations hereunder to any third party.

16.	Legal Compliance

Party B undertakes that it will comply with the laws of the Designated Area in its operations.

17.	Governing Law

This Agreement is governed by the law of the People’s Republic of China.

18.	Settlement of Disputes

The Parties shall consult with each other in good faith to resolve any dispute that may arise out of the performance of this Agreement. If consultation fails, either Party may submit the dispute to the Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration by three arbitrators in accordance with its then-effective arbitral rules. The arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai. The award of arbitration shall be final and binding on the Parties. The cost of arbitration shall be borne by the losing Party, unless the arbitration award provides otherwise.

19.	Compliance with the Arbitration Award

All disputes arising hereunder shall be resolved in Shanghai, and the losing Party shall be liable for all the costs and expenses of the winning Party, including but not limited to attorney’s fees.

20.	Notice

Notices and other communications hereunder shall be in writing and shall be sent by any of the following means at the discretion of the sender: (a) personal delivery; (b) registered mail; (c) express mail services, (d) fax, with a confirmation slip, or (e) e-mail, with a confirmation message. In the absence of any evidence to the contrary, notices and other documents shall be deemed to have been given when (x) signed by the addressee or the delivery person; (y) five days after delivery to the mail services, (z) the day of transmission for emailed or faxed documents. Neither Party shall change its mailing address without serving a five-day prior notice on the other.

21.	Captions

Captions and chapters are for convenience of reference only and shall not affect the contents of this Agreement or interpretation thereof.

22.	Supplementary Documents

Supplementary Documents signed by the Parties after further negotiation shall be of the same legal effect as this Agreement.

23.	Validity

In the event that some provisions of this Agreement are unenforceable or invalid, the Parties shall amend such provisions after consultation and make this Agreement valid and enforceable.

If the amended provisions fail to make this Agreement valid and enforceable, the Parties shall enter into another valid and enforceable agreement with respect to the matters hereunder to guarantee the valid enforcement of the agreement.

24.	Waivers

At any time, failure on the part of either Party to exercise its rights hereunder shall not constitute a waiver of such right.

25	Entire Agreement

This Agreement is the entire agreement between the Parties with respect to the game listed in Attachment A hereof, and supersedes any other agreement regarding any previous negotiations and communications between the Parties.

In witness whereof, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

(Signatures only on this page)

Shanghai Zhengtu Information Technology Co., Ltd

Seal:

Authorized Representative: Zhang Lu

Signature:

Shanghai Zhengtu Network Co., Ltd

Seal:

Authorized Representative:

Signature:

Attachment A

Game Software to be Licensed

V1.0 of Zhengtu Game